EXHIBIT 23(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of FPL Group, Inc., FPL Group Capital Inc, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I and FPL Group Trust II on Form S-3 of our report dated February 26, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to FPL Group, Inc.'s changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill), appearing in the Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Miami, Florida

June 2, 2004